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                                                                       Exhibit 5
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                              Copy to other directors of RHONE-POULENC RORER INC
RHONE-POULENC S.A.

25 QUAI PAUL DOUMER
92408 COURBEVOIE CEDEX
TEL. (1) 47 58 12 34
TLX 610500 F RHONE


    Mr. Michael H. JORDAN
    Mr. James S. RIEPE
    Edward J. STEMMLER M.D.
    "As Independent Directors of"

    RHONE-POULENC RORER INC.
    500 Arcola Road
    COLLEGEVILLE, PA  19426 (USA)



    Gentlemen,

    As you are aware, RHONE-POULENC SA reviews acquisition and investment opportunities in its core business markets on a continuing basis and certain of such opportunities may involve combinations of businesses which may be complementary with those of RHONE-POULENC RORER INC
    ("RPR"). We want to assure you that before any proposal is made to an acquisition candidate during the Standstill Period (as defined in the Acquisition Agreement referred to below) where a combination with RPR would be involved, we would seek the views of RPR management on the merits of the acquisition as it relates to RPR's business and operations. In addition, we will keep RPR management advised of the status of the discussions and negotiations with any such acquisition candidate, and prior to making any definitive proposal which would involve RPR, we will consult with RPR management and obtain their approval of the terms of any such proposal. Should the discussions with such an acquisition candidate proceed to the point of negotiating an acquisition agreement, the Independent Directors (as defined in the Acquisition Agreement, dated as of March 12, 1990 between RHONE-POULENC SA and RORER GROUP INC) of RPR would have the opportunity to review and approve the proposed terms of such acquisition as they relate to RPR and the terms of any proposed combination with RPR. In addition, no public announcements involving such business combination with RPR would be made by RP without first consulting RPR management.

    Please confirm that you are in accord with the foregoing by signing in the space provided below.

                                              Very truly yours,


    Agreed to and acknowledged as of the
    2nd day of June, 1994

    /s/ Michael H. JORDAN                     /s/ Jean-Rene FOURTOU
    ----------------------                    ----------------------
    Michael H. JORDAN                         Jean-Rene FOURTOU
                                              Chairman
    /s/ James S. RIEPE
    -------------------
    James S. RIEPE

    /s/ Edward J. STEMMLER M.D.
    ----------------------------
    Edward J. STEMMLER M.D.